NEWS RELEASE for May 7, 2009

BIOLASE REPORTS FIRST QUARTER RESULTS

IRVINE, CA (May 7, 2009) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported operating results for its first quarter ended March 31, 2009.

Net revenue for this year’s first quarter was $6.6 million, compared to $19.0 million in the prior year period. Revenues in the first quarter continued to be impacted by the economy and credit markets, while the full impact of BIOLASE’s revised domestic and international distribution agreement with Henry Schein was not felt because the agreement was signed late in the quarter. Sales were also impacted by the closure of unprofitable foreign subsidiaries and the start-up timing on new international relationships.

Gross margin as a percentage of net revenue for the 2009 first quarter was 27 percent, as compared with 50 percent of net revenue for the 2008 first quarter. The decrease was due primarily to a one-time write down of inventories related to the multiple international subsidiary closures and excess inventory created from a sales mix shift toward the new Waterlase® MD Turbo™ and the ezlase diode laser. Gross margins were also impacted by lower volume, lower average net pricing and promotion costs being spread over fewer units and a decrease in licensing and royalty revenues. The impact of fixed departmental cost reductions that were completed during the quarter were not fully realized because some of those reductions were implemented at the end of the quarter.

BIOLASE Chief Executive Officer David M. Mulder said, “Difficult economic conditions hampered our closing rates for lasers during the first quarter. Those economic conditions have not dissipated, but the recent launch of the Waterlase MD Turbo helped improve sales late in the quarter. Given that the last month in any given quarter has generally been the strongest for BIOLASE, we were even more encouraged that April end-user domestic sales exceeded January and February combined. Part of that upswing is also due to aggressive new sales and marketing programs we have recently designed and have only just begun to launch with our partner, Henry Schein. We are very pleased with the minimum purchase agreement with Henry Schein that ensures cash flows during these challenging times, but we are even more pleased with our combined full focus on selling more lasers and spreading the benefits of Waterlase*Dentistry across the world.”

Highlights of the quarter and subsequent to the quarter end include:

•	The global launch of BIOLASE’s new Waterlase MD Turbo hard and soft tissue dental laser system, which offers a cutting speed for cutting cavity preparations that rivals the old technology of the conventional high-speed drill;

•	The global launch of its new Waterlase MD Turbo upgrade kit for the Waterlase® MD, which is in back-order status and will begin shipping in mass quantities in late May;

•	A restructured multi-year distribution agreement with Henry Schein, Inc. that calls for minimum bi-monthly purchases totaling $42.7 million over the initial 14-month term starting at the end of February, and escalating levels of sales in each of the two additional optional 12-month terms;

•	Closure of the international subsidiaries that had been consuming cash resources and producing yearly losses of more than $4 million, in addition to rapidly advancing plans to replace many of those territories with the Henry Schein international organization;

•	Significant headcount and cost cutting activities that have already been implemented in order to better align corporate cost structure with minimum sales levels;

•	The national broadcast on “The Doctors” TV show of a live pediatric cavity preparation performed using the Waterlase MD with no shots, drills or discomfort, which can be viewed at www.biolase.com;

•	The settlement agreement with National Laser Technology (NLT) resolving claims and counterclaims in a pending lawsuit concerning NLT’s sale of used BIOLASE dental lasers;

•	The receipt of 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market its ezlase diode laser system for therapeutic applications including temporary pain relief. The cleared indications are broad enough to cover medical and dental fields;

•	A shift in marketing strategy to a hard focus on the additional revenues that a fully trained Waterlase*Dentist can earn today, generally an extra $70,000 to $150,000 per year with additional procedures, improved efficiencies and added patient referrals; and

•	The launch of new weekly webinars to review key areas of dentistry where BIOLASE products can be used, complete with demonstrations, which can be viewed at www.biolase.com. Currently announced webinars cover procedures and benefits for orthodontists, endodontists, pediatric dentists, periodontists and oral surgeons.

Mulder continued, “Moving past the transitions in the first quarter, we are looking to the rest of the coming year from a position of increasing strength, despite the challenges that exist. We fully intend to maintain our worldwide market share lead in laser dentistry, as well as to continue our tradition of leading innovation and product developments in the dental and medical laser field. We expect the lower cost structure we have largely implemented in the first quarter to help drive positive cash flow in the coming quarters and to better position BIOLASE to prosper as the economy improves and revenues begin to rise again.”

Operating expenses of $6.7 million in this year’s first quarter included severance and related expenses of $602,000 associated with the termination of the Company’s former Chief Executive Officer in March and reducing its foreign subsidiaries’ operations.

Other income in the first quarter included a gain on foreign currency transactions of $315,000, down from $616,000 reported in the same period of 2008. This reduction was the result of a restructuring of inter-company payables from the foreign subsidiaries of BIOLASE into capital contributions in October. Net loss for the first quarter of 2009 was $4.7 million, or $0.19 loss per share, compared with net income of $26,000, or $0.00 per share, in the prior year period.

As of March 31, 2009, the balance sheet showed cash and cash equivalents of $1.8 million, total assets of $21.9 million and total stockholders’ equity of $4.9 million. The Company’s line of credit with Comerica Bank was completely repaid during the quarter with cash on hand and closed, and the Company remains bank debt free. The Company also paid down some $3.2 million in accounts payable over the quarter and is in good standing with its vendors. The Company believes that with its minimum purchase agreement with bi-monthly purchases and its lower cost structure that it will have sufficient resources to meet obligations and sustain operations.

Mulder concluded, “The old working capital model of BIOLASE focused on high quarter-end stocking purchases that provided large quarter-end cash balances that declined throughout the following quarter when the process was repeated. Our new process consists of steady distributor orders throughout a quarter, providing much more predictability in production and working capital needs. In April, cash balances improved from $1.8 million to $2.6 million. We have survived one of the most difficult quarters in the Company’s history and rapidly emerged with a model that we believe can generate cash.”

Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the first quarter ended March 31, 2009, and to answer questions. The dial-in number for the call is toll-free 1-877-941-1468 or toll/international
1-480-629-1990. The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine.  The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain, faster and biological recovery times.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications.  Other products under development address ophthalmology, pain management and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949- 474-4300.

- TABLE FOLLOWS -
BIOLASE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Products and services revenue	$6,119	$18,037
License fees and royalty revenue	475	1,004

Net revenue	6,594	19,041
Cost of revenue	4,826	9,459

Gross profit	1,768	9,582

Operating expenses:
Sales and marketing	3,045	5,605
General and administrative	2,569	3,077
Engineering and development	1,083	1,461

Total operating expenses	6,697	10,143

Loss from operations	(4,929)	(561)

Gain on foreign currency transactions	315	616
Interest income	1	58
Interest expense	(30)	(24)

Non-operating income, net	286	650

(Loss) Income before income tax provision	(4,643)	89
Income tax provision	33	63

Net (loss) income	$(4,676)	$26

Net (loss) income per share:
Basic	$(0.19)	$0.00

Diluted	$(0.19)	$0.00

Shares used in the calculation of net (loss) income per share:
Basic	24,244	24,056

Diluted	24,244	24,295

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	March 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$1,810	$11,235
Accounts receivable, less allowance of $657 and $526 in 2009
And 2008, respectively	1,728	3,758
Inventory, net	10,493	12,410
Prepaid expenses and other current assets	1,383	1,391

Total current assets	15,414	28,794
Property, plant and equipment, net	2,659	3,040
Intangible assets, net	570	613
Goodwill	2,926	2,926
Deferred tax asset	13	29
Other assets	306	306

Total assets	$21,888	$35,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$5,404
Accounts payable	4,265	7,509
Accrued liabilities	7,958	8,255
Deferred revenue, current portion	2,264	2,603

Total current liabilities	14,487	23,771
Deferred tax liabilities	393	376
Deferred revenue, long-term	1,875	1,875
Other liabilities, long-term	269	296

Total liabilities	17,024	26,318

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized; 26,208 and 26,208 shares issued and 24,244 and 24,244 shares outstanding
in 2009 and 2008, respectively	27	27
Additional paid-in capital	116,166	115,698
Accumulated other comprehensive loss	(505)	(187)
Accumulated deficit	(94,425)	(89,749)

	21,263	25,789
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	4,864	9,390

Total liabilities and stockholders’ equity	$21,888	$35,708

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